AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The persons below hereby agree that the Schedule 13G to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13G, shall be filed on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Date: November 15, 2019	SEDCO Capital Cayman Limited

/s/ Samer Shaaban Name: Samer Shaaban Title: Director

SC Venus US Limited

/s/ Eisa Matouk Abdulatie Name: Eisa Matouk Abdulatie Title: Director

SC Venus Opportunities Limited

/s/ Eisa Matouk Abdulatie Name: Eisa Matouk Abdulatie Title: Director

Saudi Economic and Development Securities Company

/s/ Talal AlJedaibi Name: Talal AlJedaibi Title: Head of Finance and Operations